Exhibit 4.7

January 2, 2004

Southwestern Energy Company

2350 N. Sam Houston Parkway East

Suite 300

Houston, Texas 77032

Ladies and Gentlemen:

Bank One, NA, with its main office in Chicago, Illinois (the "Bank"), is pleased to advise Southwestern Energy Company (the "Borrower") that the Bank has approved a committed credit facility in an amount not exceeding $15,000,000 (such amount, as reduced from time to time pursuant hereto, the "Commitment Amount"). The facility shall be available under the terms and conditions set forth below.

1. DEFINITIONS. In addition to the terms defined in the introductory paragraph, (a) capitalized terms used but not defined herein shall have the meanings given to them in the Syndicated Credit Agreement (as defined below) and (b) the following terms shall have the following meanings:

Agreement means this credit agreement, as amended, restated or otherwise modified from time to time.

Event of Default means any event described in Section 7.1.

Guarantor means each Subsidiary of the Borrower that executes a counterpart of the Subsidiary Guaranty.

Guaranty - see subsection 4.1(c).

Interest Period means (a) as to any LIBOR Loan, the period commencing on the borrowing date therefor or the date such Loan was continued for a new Interest Period as or converted to a LIBOR Loan and ending on the date one month thereafter; and (b) as to any Quoted Rate Loan, the period commencing on the borrowing date therefor or the date such Loan was continued for a new Interest Period as or converted to a Quoted Rate Loan and ending not more than 30 days thereafter, as agreed by the Borrower and the Bank at the time of making such Quoted Rate Loan; provided that (i) no Interest Period shall extend beyond the Termination Date and (ii) the length of any Interest Period for a LIBOR Loan shall be subject to the provisions of the proviso to the second sentence, and the entire third sentence, of the definition of "Interest Period" in the Syndicated Credit Agreement.

LIBOR means a Loan that bears interest based upon the Eurodollar Rate.

Loan - see Section 2.1.

Loan Documents means, collectively, this Agreement, the Note and the Subsidiary Guaranty.

Note - see Section 2.10.

Quoted Rate means a rate per annum quoted by the Bank, and agreed to by the Borrower, for the relevant Interest Period; provided that if the Borrower fails to agree to a rate quoted by the Bank for a new Interest Period for an outstanding Quoted Rate Loan (and such Quoted Rate Loan is not paid in full on the last day of the then-current Interest Period) or any Event of Default or Unmatured Event of Default exists, then the Quoted Rate for such new Interest Period shall be equal to the rate then applicable to Alternate Base Rate Loans under the Syndicated Credit Agreement (or such lesser rate as the Bank shall determine in its sole discretion). The Quoted Rate is determined by the Bank based upon market conditions and other factors at the time the Borrower requests a quote and may not be the only rate available to customers of the Bank at the time of such quote.

Quoted Rate Loan means any Loan that bears interest based upon a Quoted Rate.

Syndicated Credit Agreement means the Credit Agreement dated as of the date hereof among the Borrower, various financial institutions and the Bank, as administrative agent, without giving effect to (a) any subsequent amendment thereof or waiver or consent thereunder unless consented to by the Bank or (b) any termination thereof.

Termination Date means the earliest to occur of (a) January 2, 2007, (b) the date on which the Commitment Amount is reduced to zero pursuant to Section 2.3 or (c) the date on which the Loans become due and payable pursuant to Section 7.2.

Unmatured Event of Default means an event which but for the lapse of time or the giving of notice, or both, would, unless cured or waived, constitute an Event of Default.

2. THE CREDIT.

2.1 Availability. The Bank agrees that it will make loans (each a "Loan" and collectively the "Loans") to the Borrower from time to time before the Termination Date in an aggregate outstanding amount not at any time exceeding the Commitment Amount (such agreement to make Loans, the "Commitment").

2.2 Borrowing Procedures. Each Loan shall be made on prior written notice from any Authorized Officer received by the Bank not later than noon (Chicago time) on (a) in the case of a LIBOR Loan, three Business Days prior to the requested date of such Loan and (b) in the case of a Quoted Rate Loan, the requested date of such Loan. Each such notice shall specify (i) the borrowing date, which shall be a Business Day, (ii) the amount of the requested Loan, (iii) whether such Loan is to be a LIBOR Loan or a Quoted Rate Loan and (iv) the initial Interest Period for such Loan. Each Loan shall be in an integral multiple of $100,000.

2.3 Conversion/Continuation Procedures. The Borrower may convert any Loan from a LIBOR Loan to a Quoted Rate Loan, or vice versa, or on the last day of the Interest Period for any Loan continue such Loan for a new Interest Period of the same type of Loan, by prior written notice from any Authorized Officer received by the Bank not later than noon (Chicago time) on (a) in the case of conversion to or continuation of any LIBOR Loan, three Business Days prior to the requested date of such conversion or continuation, and (b) in the case of conversion to or continuation of any Quoted Rate Loan, the requested date of such Loan, provided that (i) after giving effect to any such conversion or continuation, each outstanding Loan shall be in an integral multiple of $100,000; (ii) any conversion of a Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.4; (iii) if the Borrower does not timely specify a new Interest Period for a LIBOR Loan (and such Loan is not paid in full on the last day of the relevant Interest Period), the Borrower shall be deemed to have requested that such Loan be continued as a LIBOR Loan for a new Interest Period; and (iv) if the Borrower does not timely specify a new Interest Period for a Quoted Rate Loan (and such Loan is not paid in full on the last day of the relevant Interest Period), the Borrower shall be deemed to have requested a Quoted Rate Loan with an Interest Period of one Business Day. Each notice of conversion or continuation of a Loan shall specify (A) the Loan (or portion thereof) to be converted or continued, (B) the requested date for such continuation or conversion, which shall be a Business Day, (C) the amount to be converted or continued, (D) whether such Loan is to be converted to or continued as a LIBOR Loan or a Quoted Rate Loan and (E) the new Interest Period for such Loan.

2.4 Reduction of the Commitment Amount. (a) The Borrower may from time to time, upon three Business Days' notice to the Bank, reduce the Commitment Amount to an amount which is not less than the outstanding principal amount of all Loans. Any such reduction shall be in an integral multiple of $1,000,000.

(b) Concurrently with any reduction of the Commitment Amount to zero, the Borrower shall pay all accrued and unpaid commitment fees and all other amounts then payable by the Borrower hereunder.

2.5 Prepayments. The Borrower may from time to time prepay any Loan in whole or in part; provided that each partial prepayment shall be in an integral multiple of $100,000. Any prepayment of a Loan shall include accrued and unpaid interest on the amount prepaid and shall be subject to the provisions of Section 3.4.

2.6 Interest. The unpaid principal amount of each Loan shall bear interest at a rate per annum equal to (a) at any time such Loan is a LIBOR Loan, the Eurodollar Rate for each applicable Interest Period; and (b) at any time such Loan is a Quoted Rate Loan, the Quoted Rate for each applicable Interest Period; provided that if any principal of any Loan is not paid when due, upon acceleration or otherwise, such Loan shall bear interest from such due date to the date paid at a rate per annum equal to the sum of 2% plus the Applicable Margin in effect from time to time for Alternate Base Rate Loans plus the Alternate Base Rate in effect from time to time.

2.7 Commitment Fee. The Borrower agrees to pay the Bank for the period beginning on the date hereof and continuing to (but excluding) the Termination Date a commitment fee at a rate per annum equal to the Commitment Fee Rate on the daily unused portion of the Commitment Amount. Such commitment fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date.

2.8 Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Each determination of an interest rate by the Bank shall be conclusive and binding on the Borrower in the absence of manifest error.

2.9 Disbursements and Payments. The Bank shall transfer the proceeds of each Loan as directed by an Authorized Officer. All payments to the Bank shall be made in immediately available funds at its principal office in Chicago, Illinois (or at such other office as the Bank may reasonably specify) not later than noon, Chicago time, on the date due (and funds received after that hour shall be deemed received on the next Business Day).

2.10 Note. The Loans shall be evidenced by a note in the form of Exhibit A (the "Note"). The amount of and the rate of interest for each Loan shall be endorsed by the Bank on the schedule attached to the Note or, at the Bank's option, in its records, which schedule or records shall be conclusive, absent manifest error.

3. INCREASED COSTS. ADDITIONAL PROVISIONS RELATING TO LOANS.

3.1 Increased Costs. The Borrower agrees to reimburse the Bank for any increase in the cost to the Bank of, or any reduction in the amount of any sum receivable by the Bank in respect of, making or maintaining any LIBOR Loan in accordance with the terms of Section 3.1 of the Syndicated Credit Agreement as if such Section were set forth in full herein mutatis mutandis.

3.2 Changes in Law Rendering LIBOR Loans Unlawful. If the Bank makes any determination of the type described in Section 3.3 of the Syndicated Credit Agreement with respect to any LIBOR Loan, such Loan shall automatically convert to a Quoted Rate Loan on the date required and, if applicable, the availability of LIBOR Loans shall be suspended.

3.3 Increased Capital Costs. The Borrower agrees to reimburse the Bank for all increased capital costs of the type described in Section 3.2 of the Syndicated Credit Agreement as if such Section were set forth in full herein mutatis mutandis.

3.4 Funding Losses. The Borrower will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to fund or maintain any Loan) as a consequence of (a) any failure of the Borrower to borrow a Loan on a date specified therefor in a notice thereof or (b) any payment (including any payment upon the Bank's acceleration of the Loans), prepayment or conversion (including pursuant to Section 3.2) of a Loan on a day other than the last day of an Interest Period therefor.

4. CONDITIONS PRECEDENT.

4.1 Initial Loan. The obligation of the Bank to make the initial Loan shall be subject to the conditions precedent that the Bank shall have received all of the following, each duly executed and in form and substance (and dated a date) satisfactory to the Bank:

(a) Copies certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor of its Board of Directors' resolutions, members' resolutions or similar documents authorizing the execution of, in the case of the Borrower, this Agreement and the Note and, in the case of each Guarantor, the Guaranty.

(b) The Note.

(c) A Subsidiary Guaranty substantially in the form of Exhibit B, signed by each Guarantor (as amended or otherwise modified from time to time, the "Guaranty").

(d) An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the officers of the Borrower or such Guarantor authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Borrower or such Guarantor.

(e) A certificate signed by an Authorized Officer stating that the representations and warranties contained in Section 5 are true and correct as of the date of the initial Loan, as though made on and as of such date.

(f) A written opinion of counsel to the Borrower and the Guarantors in form and substance reasonably acceptable to the Bank.

(g) Such other approvals and documents as the Bank may reasonably request.

4.2 Each Loan. The obligation of the Bank to make any Loan (including the initial Loan) shall be subject to the conditions precedent that (a) all of the representations and warranties set forth in Section 5 are true and correct as if made on the date of such Loan, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and (b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing. Each request for a Loan shall be deemed a representation by the Borrower that the conditions precedent set forth in this Section 4.2 have been satisfied.

5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that:

5. 1 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite authority to conduct its business in each jurisdiction in which the failure to have such authority, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has full power and authority to carry on its business as now conducted.

5.2 Authorization. The Borrower has the power and authority and legal right to execute and deliver this Agreement and the Note and to perform its obligations hereunder and thereunder. The execution and delivery by the Borrower of this Agreement and the Note have been duly authorized by proper corporate proceedings. Each Guarantor has the power and authority and legal right to execute and deliver the Guaranty and to perform its obligations thereunder. The execution and delivery by each Guarantor of this Guaranty have been duly authorized by proper corporate proceedings.

5.3 Enforceability. This Agreement and the Note constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.4 Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any other restriction hereunder. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U.

5.5 Representations and Warranties in the Syndicated Credit Agreement. Each of the representations and warranties set forth in Article V of the Syndicated Credit Agreement (other than those contained in Sections 5.1, 5.2 and 5.8) is true and correct as if each of such representations and warranties (and all (a) related definitions not otherwise set forth herein and (b) schedules referred to therein) were set forth in full herein (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date).

6. COVENANTS. The Borrower agrees that, so long as the Commitment has not been terminated or any obligations of the Borrower hereunder remain outstanding, it will:

6.1 Subsidiary Guarantors. Not permit more than 10% of the consolidated assets of the Borrower and its Subsidiaries (excluding AWG) to be owned by, or more than 10% of the consolidated earnings of the Borrower and its Subsidiaries (excluding AWG) for the most recent period of four consecutive fiscal quarters (beginning with the period ending September 30, 2003) to be earned by, Subsidiaries (other than AWG) which are not Guarantors. Without limiting the foregoing, on the date on which any Subsidiary which is not an original signatory to the Subsidiary Guaranty delivers to the Bank a counterpart of the Subsidiary Guaranty, cause such Subsidiary to deliver such supporting documents (including documents of the types described in clauses (d) and (f) of Section 4.1) as the Bank may reasonably request in support thereof.

6.2 Syndicated Credit Agreement Covenants. Observe and perform each covenant set forth in Article VI (excluding Sections 6.2.7 and 6.3.3) of the Syndicated Credit Agreement as if such covenants (and all related definitions not otherwise set forth herein) mutatis mutandis were set forth herein (it being understood that any reference to the "Administrative Agent," a "Lender" or the "Required Lenders" shall be deemed to be a reference to the Bank).

7. EVENTS OF DEFAULT; REMEDIES; RELEASE OF GUARANTORS.

7.1 Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an Event of Default:

(a) Nonpayment of any principal, interest, fee or other amount payable hereunder or under the Note within five days after the same becomes due.

(b) Any representation or warranty made or deemed made by or on behalf of the Borrower to the Bank in this Agreement or in any certificate or instrument delivered in connection herewith shall be materially false as of the date on which made.

(c) The Borrower fails to perform or observe any covenant contained in Section 6.1(i), 6.3.1 or 6.4 of the Syndicated Credit Agreement as incorporated herein by reference pursuant to Section 6; or the Borrower fails to perform or observe any covenant contained in Section 6.3.2 of the Syndicated Credit Agreement as incorporated herein by reference pursuant to Section 6 and such failure continues unremedied for a period of 10 days after written notice from the Bank; or the Borrower fails to perform or observe any other covenant or agreement contained in the Syndicated Credit Agreement as incorporated herein by reference pursuant to Section 6, or the covenant set forth in Section 6.1 of this Agreement, and such failure continues unremedied for a period of 30 days after written notice from the Bank.

(d) The Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall deny that it has any further liability under the Guaranty or shall give notice to such effect (excluding any Guarantor which ceases to be a Subsidiary as a result of a transaction permitted by this Agreement).

(e) Any "Default" under and as defined in the Syndicated Credit Agreement shall occur and be continuing under Section 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 or 7.1.10 of the Syndicated Credit Agreement.

7.2 Remedies. Upon the occurrence of an Event of Default resulting from a "Default" under Section 7.1.7 or 7.1.8 of the Syndicated Credit Agreement, the Commitment shall be terminated and all obligations hereunder shall become immediately due and payable in full; and upon the occurrence of any other Event of Default, the Commitment may be terminated by the Bank and/or the Bank may declare the principal of and accrued interest on each Loan, and all other amounts payable hereunder, to be forthwith due and payable in full, all without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

7.3 Releases of Guarantors. The Bank agrees that it will release any Guarantor from its obligations under the Guaranty so long as (a) no Event of Default or Unmatured Event of Default exists or will result therefrom and (b) either (i) such Guarantor ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) the Borrower requests such release in writing and, after giving effect thereto, the Borrower will be in compliance with Section 6.1.

8. GENERAL.

8.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Bank.

8.2 Severability. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

8.3 Costs and Expenses. The Borrower shall pay all reasonable costs and expenses of the Bank (including reasonable attorneys' fees and charges) arising out of, or in connection with, (a) the negotiation, preparation, execution and delivery of this Agreement, the Note and the Subsidiary Guaranty and any amendment, waiver, consent or modification with respect hereto or thereto and (b) the protection or enforcement of any rights hereunder, under the Note and under the Subsidiary Guaranty.

8.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Bank and the extension of credit hereunder, the Borrower hereby indemnifies the Bank and each of its officers, directors, employees and agents (collectively the "Indemnified Parties") for, and agrees to hold each Indemnified Party harmless against, any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith, incurred by any Indemnified Party in connection with this Agreement and the Loans hereunder, all to the same extent and on the same basis as is set forth for indemnified parties in Section 9.6(ii) of the Syndicated Credit Agreement.

8.5 Notices. Except as otherwise provided herein, all notices, and other communications hereunder shall be in writing, shall be directed to the applicable party at its address below its signature hereto (or such other address as it shall have specified by notice to the other party) and shall be deemed received in accordance with the provisions of Article XIII of the Syndicated Credit Agreement.

8.6 Survival. The obligations of the Borrower under Sections 3, 8.3 and 8.4 shall survive repayment of the Loans and the termination of this Agreement.

8.7 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

8.8 Successors and Assigns. Neither the Borrower nor the Bank may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided that no consent of the Borrower shall be required for any assignment by the Bank during the existence of an Event of Default.

8.9 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.10 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE BANK OR ANY AFFILIATE OF THE BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE NOTE SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

8.11 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

[Signature page follows.]

Please acknowledge your agreement to the foregoing by signing and returning a copy of this Agreement.

BANK ONE, NA

By: ________________________________

Name: _____________________________

Title:_______________________________

1 Bank One Plaza
Chicago, Illinois 60670
Attention: Jane Bek
Fax: (312) 325-3020

Agreed to as of January 2, 2004:

SOUTHWESTERN ENERGY COMPANY

By: ________________________________

Name: Greg D. Kerley

Title: Executive Vice President and Chief Financial Officer

2350 N. Sam Houston Parkway East

Suite 300

Houston, Texas 77032

Attention: Greg Kerley

Fax: (281) 618-4820

EXHIBIT A

NOTE

January 2, 2004

Southwestern Energy Company, an Arkansas corporation (the "Borrower"), promises to pay to the order of Bank One, NA (the "Bank") the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to Section 2 of the Credit Agreement (as hereinafter defined), in immediately available funds at the main office of the Bank in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Termination Date.

The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of the date hereof (as amended or otherwise modified from time to time, the "Credit Agreement") between the Borrower and the Bank, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Subsidiary Guaranty, as more specifically described in the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

Notwithstanding anything to the contrary in this Note, no provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law ("Maximum Rate"). If any interest in excess of the Maximum Rate is provided for or shall be adjudicated to be so provided, in this Note or otherwise in connection with the loan transaction, the provisions of this paragraph shall govern and prevail, and neither the Borrower nor the sureties, guarantors, successors or assigns of the Borrower shall be obligated to pay the excess of the interest or any other excess sum paid for the use, forbearance or detention of sums loaned. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, the excess shall be applied as payment and reduction of the principal of indebtedness evidenced by this Note, and, if the principal amount has been paid in full, any remaining excess shall forthwith be paid to the Borrower.

This Note shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to Federal laws applicable to national banks.

SOUTHWESTERN ENERGY COMPANY

By:

Print Name: Greg D. Kerley

Title: Executive Vice President and Chief Financial Officer

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO NOTE
OF SOUTHWESTERN ENERGY COMPANY
PAYABLE TO BANK ONE, NA

DATED JANUARY 2, 2004

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT B

GUARANTY

THIS GUARANTY (this "Guaranty") is made as of January 2, 2004 by SOUTHWESTERN ENERGY SERVICES COMPANY, an Arkansas corporation, SOUTHWESTERN ENERGY PRODUCTION COMPANY, an Arkansas corporation, and SEECO, INC., an Arkansas corporation (together with any other entity that may from time to time become party hereto by signing a counterpart hereof, collectively the "Subsidiary Guarantors"), in favor of Bank One, NA, with its principal office in Chicago, Illinois (the "Bank").

WITNESSETH:

WHEREAS, Southwestern Energy Company, an Arkansas corporation (the "Company") and the Bank have entered into a letter agreement dated as of the date hereof (as the same may be amended, restated or otherwise modified from time to time, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Bank to the Company;

WHEREAS, it is a condition precedent to the making of any extension of credit under the Credit Agreement that each of the Subsidiary Guarantors execute and deliver this Guaranty whereby each of the Subsidiary Guarantors shall guarantee the payment when due, subject to Section 9 hereof, of all Guaranteed Obligations (as defined in Section 3 below); and

WHEREAS, in consideration of the financial and other support that the Company has provided, and such financial and other support as the Company may in the future provide, to the Subsidiary Guarantors, and in order to induce the Bank to grant extensions of credit under the Credit Agreement, and because each Subsidiary Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Subsidiary Guarantors is willing to guarantee the obligations of the Company under the Credit Agreement and the Note;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Credit Agreement Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Credit Agreement dated as of the date hereof among the Company, various financial institutions and the Bank, as administrative agent.

SECTION 2. Representations and Warranties. Each Subsidiary Guarantor represents and warrants (which representations and warranties shall be deemed to have been renewed on each date on which the Bank makes a Loan to the Company) that:

(a) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b) It has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper organizational proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(c) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Subsidiaries or (ii) its articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which it or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Subsidiary Guarantor or a Subsidiary thereof pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it or any of its Subsidiaries, is required to be obtained by it or any of its Subsidiaries in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty.

SECTION 3. The Guaranty. Subject to Section 9 hereof, each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as primary obligor and not as merely surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of all obligations of the Company under or in connection with the Credit Agreement, including without limitation any such obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9 hereof, the "Guaranteed Obligations"). Upon failure by the Company to pay punctually any such amount, each Subsidiary Guarantor agrees that it shall forthwith on written demand pay to the Bank the amount not so paid at the place and in the manner specified in the Credit Agreement or the Note, as the case may be. This Guaranty is a guaranty of payment and not of collection. Each Subsidiary Guarantor waives any right to require the Bank to sue the Company, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations.

SECTION 4. Guaranty Unconditional. Subject to Section 9 hereof, the obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii) any modification or amendment of or supplement to the Credit Agreement or the Note;

(iii) #9; any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Company under the Credit Agreement or the Note or any obligation of any other guarantor of any of the Guaranteed Obligations;

(iv) any change in the corporate existence, structure or ownership of the Company or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or any other guarantor of the Guaranteed Obligations, or the assets of any of the foregoing, or any resulting release or discharge of any obligation of the Company or any other guarantor of any of the Guaranteed Obligations;

(v) the existence of any claim, setoff or other right which such Subsidiary Guarantor may have at any time against the Company, any other guarantor of any of the Guaranteed Obligations, the Bank or any other Person, whether in connection herewith or any unrelated transaction;

(vi) any invalidity or unenforceability relating to or against the Company, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement or the Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company, or any other guarantor of the Guaranteed Obligations, of the principal of or interest on the Note or any other amount payable by the Company under the Credit Agreement or the Note; or

(vii) any other act or omission to act or delay of any kind by the Company, any other guarantor of the Guaranteed Obligations, the Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Subsidiary Guarantor's obligations hereunder.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each Subsidiary Guarantor's obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the commitment of the Bank to create additional Guaranteed Obligations shall have terminated or expired. If at any time any payment of the principal of or interest on the Note or any other amount payable by the Company under the Credit Agreement, or by any Subsidiary Guarantor hereunder, is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 6. Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company, any other guarantor of any of the Guaranteed Obligations or any other Person.

SECTION 7. Subrogation. Each Subsidiary Guarantor hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Company arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Subsidiary Guarantors, unless and until the Guaranteed Obligations are indefeasibly paid in full and the commitment of the Bank to create additional Guaranteed Obligations has terminated.

SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or the Note shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Bank.

SECTION 9. Limitation on Obligations.

(a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by any Subsidiary Guarantor or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor's "Maximum Liability"). This Section 9(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Bank hereunder to the maximum extent not subject to avoidance under applicable law, and neither a Subsidiary Guarantor nor any other Person shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of each Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.

(b) Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Bank hereunder. Nothing in this Section 9(b) shall be construed to increase any Subsidiary Guarantor's obligations hereunder beyond its Maximum Liability.

(c) If any Subsidiary Guarantor (a "Paying Guarantor") shall make any payment or payments under this Guaranty, each other Subsidiary Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Pro Rata Share" of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor's "Pro Rata Share" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Company after the date hereof (whether by loan, capital infusion or by other means) to (ii) the sum of the Maximum Liabilities (which may be greater than the amount of Guaranteed Obligations) of all Subsidiary Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantor, the aggregate amount of all monies received by such Subsidiary Guarantor from the Company after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 9(c) shall affect any Subsidiary Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor's Maximum Liability). Each Subsidiary Guarantor covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of both the Bank and the Subsidiary Guarantors and may be enforced by any of them in accordance with the terms hereof.

SECTION 10. Application of Payments. All payments received by the Bank hereunder shall be applied by the Bank to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a) FIRST, to payment of all costs and expenses of the Bank incurred in connection with the collection and enforcement of the Guaranteed Obligations;

(b) SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees; and

(c) THIRD, to payment of any other Guaranteed Obligations.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given or made by facsimile or other writing and faxed, mailed or delivered to the intended recipient at its address or facsimile number set forth under its name on Schedule I hereto or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the Bank in accordance with the provisions of Section 8.5 of the Credit Agreement. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by facsimile, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set forth on the receipt (provided that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.

SECTION 12. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement and the Note shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13. No Duty to Advise. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Company's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs under this Guaranty, and agrees that the Bank has no duty to advise such Subsidiary Guarantor of information known to it regarding those circumstances or risks.

SECTION 14. Successors and Assigns. This Guaranty is for the benefit of the Bank and its successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement or the Note, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon each Subsidiary Guarantor and its successors.

SECTION 15. Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Subsidiary Guarantors and the Bank.

SECTION 16. Costs of Enforcement. Each Subsidiary Guarantor agrees to pay all costs and expenses, including, without limitation, all court costs and attorneys' fees and expenses, paid or incurred by the Bank in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Company, such Subsidiary Guarantor or any other guarantor of all or any part of the Guaranteed Obligations.

SECTION 17. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS. EACH SUBSIDIARY GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, THE CREDIT AGREEMENT OR THE NOTE) OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SUBSIDIARY GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH SUBSIDIARY GUARANTOR, AND THE BANK BY ACCEPTING THE BENEFITS OF THIS GUARANTY, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 18. Taxes. etc. All payments required to be made by any of the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if any Subsidiary Guarantor is required by law to make such deduction or withholding, such Subsidiary Guarantor shall forthwith (i) pay to the Bank such additional amount as results in the net amount received by the Bank equaling the full amount which would have been received by the Bank had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Bank certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

IN WITNESS WHEREOF, each Subsidiary Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

SOUTHWESTERN ENERGY PRODUCTION COMPANY SOUTHWESTERN ENERGY SERVICES COMPANY

SEECO, INC.

By: __________________________________

Name: Greg D. Kerley

Title: Executive Vice President and
Chief Financial Officer

Additional Signature page for the Guaranty dated as of January 2, 2004 (as amended, restated or otherwise modified from time to time) issued by various Subsidiaries of Southwestern Energy Company.

The undersigned is executing a counterpart hereof for purposes of becoming a party hereto (and set forth below is the address of the undersigned for purposes of Schedule I to this Guaranty)

[________________________________]

By: __________________________________

Name: ________________________________

Title: _________________________________

Address: